Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290538

PROSPECTUS

Odysight.ai Inc.

2,144,583

Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders named herein, referred to as the Selling Stockholders, or their pledgees, donees, transferees, or other successors-in-interest, of up to an aggregate of 2,144,583 shares of common stock of Odysight.ai Inc. which are held by the Selling Stockholders as a result of a private placement equity financing by Odysight.ai in July 2024.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ODYS”. On September 25, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.55 per share. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 15 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered hereby. All net proceeds from the sale of these shares will go to the Selling Stockholders. We do not know when or in what amounts the Selling Stockholders may offer the shares of common stock for sale. The Selling Stockholders may sell any, all or none of the shares of common stock offered by this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2025.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Odysight.ai,” “the Company,” and “our Company” refer to Odysight.ai Inc. and all of our subsidiaries, including our wholly-owned subsidiaries, Odysight.ai Ltd. and D. VIEW Ltd., private companies organized under the laws of the State of Israel, and Odysight.Ai Eu S.r.l., a private company organized under the laws of Italy.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, including information incorporated by reference herein, is current only as of its date. You should also read this prospectus together with the additional information described under “Where You Can Find Additional Information.”

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ABOUT THIS PROSPECTUS

This prospectus, including information incorporated by reference herein, is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. The Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus, including information incorporated by reference herein, includes important information about us, the shares of common stock being offered by the Selling Stockholders and other information you should know before investing. This prospectus, including information incorporated by reference herein, does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus, including information incorporated by reference herein, together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, including information incorporated by reference herein. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus, including information incorporated by reference herein. The information contained in this prospectus, including information incorporated by reference herein, is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus, including information incorporated by reference herein, is accurate as of any other date.

The Selling Stockholders may offer and sell the shares of common stock covered by this prospectus directly to purchasers, through agents selected by the Selling Stockholders, or to or through underwriters or dealers. See “Plan of Distribution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our ability to scale up upon our operations, including market acceptance of our vision-based sensor products;

●	the amount and timing of future sales;

●	our ability to meet technical and quality specifications;

●	our ability to accurately estimate the future supply and demand for the Odysight TruVision solution and changes to various factors in our supply chain;

●	the market for adoption of vision-based sensor technologies;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, backlog, future revenue, capital requirements and need for additional financing;

●	our dependence on third parties;

●	our financial performance;

●	the growth of regulatory requirements and incentives;

●	risks related to product liability claims or product recalls;

●	the overall global economic environment and trade tensions, including the adoption or expansion of economic sanctions, tariffs or trade restrictions;

●	the impact of competition and new technologies;

●	our plans to continue to invest in research and develop technology for new products;

●	our plans to potentially acquire complementary businesses;

●	the impact of any future pandemic on our business and on the business of our customers;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current security situation in Israel; and

●	the increased expenses associated with being a listed public company on the Nasdaq Capital Market, or Nasdaq.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations including, among other things, those listed under “Risk Factors” elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find Additional Information.” We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the shares of common stock that may be sold from time to time, and our consolidated financial statements and the notes to them, all of which appear elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities.

Overview

We are a pioneer in the development, production and marketing of an innovative visual monitoring AI solution that deploys small visual sensors to monitor critical safety components in hard-to-reach locations and harsh environments, across various PdM, and CBM use cases. We aim to be the industry benchmark for real-time, visual-based machine and infrastructure health monitoring and predictive maintenance analysis through AI and machine learning data analytics.

The Odysight TruVision solution streams visual information to our processing unit, an in-platform, high-performance AI/machine learning computer, allowing maintenance and operations teams, on the ground and during operations, visibility into areas that are inaccessible under normal operating conditions or where conditions are not suitable for continuous real-time monitoring. The rich and informative data, continuously collected and analyzed by our solution on our secured cloud, provides customers with real-time failure / anomaly detection, events and data recordings, interfacing with platform mission systems and providing real-time alerts and streaming video or images, all while training our algorithms for ongoing improved accuracy and prediction capabilities. Our customers benefit from increased safety, a reduction in downtime, a more efficient data driven operation, increased mission readiness and lower maintenance costs for their monitored platforms, using the prediction capabilities of our solution to efficiently plan maintenance work on monitored components.

Our solution enhances safety and minimizes downtime by enabling real-time visual analysis of any failure occurrences. Additionally, we leverage advanced big data analytics to offer predictive insights throughout the entire system lifecycle. This includes efficient spare parts management and intelligent performance predictions, ensuring optimal system reliability and efficiency.

The Odysight TruVision solution is successfully deployed by NASA, as we seek to reshape the aerospace, Industry 4.0, transportation and energy markets with a vison-based technology leveraging AI and machine learning to deliver innovative solutions that transform maintenance practices. As used in this prospectus, Industry 4.0, or I4.0, refers to the integration of advanced technologies into manufacturing and industrial processes to create smart, interconnected systems for improved efficiency and productivity.

Odysight solutions are already deployed in the aviation and medical sectors. Our customers include the Israeli Air Force, the Israeli Ministry of Defense, France-based Safran Aircraft Engines, a global international defense contractor, a leading Fortune 500 medical company as well as NASA. Historically, our revenue stream has been derived mainly from the medical sector. We have secured several contracts for our PdM and CBM systems with major government clients and defense and aviation companies.

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Our Corporate History and Background

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc., or Intellisense. We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the internet. However, we were unable to execute our original business plan, develop significant operations or achieve commercial sales.

On January 10, 2019, we formed Canna Patch Ltd., or Canna Patch, an Israeli corporation. Canna Patch did not have any operations and, on December 4, 2019, we sold 100% of our holdings in Canna Patch.

On September 16, 2019, Intellisense and Xylo Technologies entered into an exchange agreement pursuant to which, on December 30, 2019, we acquired from Xylo Technologies all of the issued and outstanding share capital of ScoutCam Ltd. On December 31, 2019, we changed our name to ScoutCam Inc. Following this acquisition, we integrated and fully adopted the acquired miniaturized imaging business into the company as our primary business activity.

On December 1, 2019, Xylo Technologies and Odysight.ai Ltd. consummated a certain Amended and Restated Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business. On May 18, 2020, we and Xylo Technologies entered into a certain Side Letter Agreement, whereby the parties agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and related documents.

On April 20, 2020, Odysight.ai Ltd. entered into an Amended and Restated Intercompany Services Agreement with Xylo Technologies, which effectively amended and restated an intercompany services agreement dated May 30, 2019.

On June 5, 2023, we changed our name to Odysight.ai Inc. In addition, our trading symbol on the OTCQB was changed from “SCTC” to “ODYS”, effective as of February 13, 2024.

On February 28, 2024, we formed D. VIEW Ltd., a private company organized under the laws of the State of Israel and a wholly owned subsidiary of Odysight.ai Inc., to act as a local agent for the defense market in Israel.

On January 9, 2025, we formed an additional wholly-owned subsidiary, Odysight.Ai Eu S.r.l., a private company organized under the laws of Italy.

On February 11, 2025, our common stock began trading on the Nasdaq Capital Market under the symbol “ODYS”.

2024 Private Placement Transaction

On July 16, 2024, we issued 2,144,583 shares of our common stock in consideration for a purchase price of $4.80 per share to new and existing investors, including Moshe (Mori) Arkin, who currently serves as a director on our board of directors, and The Phoenix Holdings, through Phoenix Insurance Company Ltd., or Phoenix Insurance, and Shotfut Menayot Israel – Phoenix Amitim, or Phoenix Amitim, referred to herein as the 2024 Private Placement. We raised approximately $10.3 million (gross) in the 2024 Private Placement. After deducting issuance costs, we received proceeds of approximately $9.8 million.

Our Corporate Information

Our principal executive offices are located at Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. Our telephone number is +972 73 370-4690. Our website address is https://www.odysight.ai/. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

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THE OFFERING

Common stock offered by the Selling Stockholders	2,144,583 shares of common stock

Nasdaq trading symbol	“ODYS”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered hereby. All net proceeds from the sale of these shares will go to the Selling Stockholders.

Common stock outstanding as of September 25, 2025 (does not include shares of common stock underlying outstanding warrants or options)	16,332,910 shares of common stock

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 5 of this prospectus for a discussion of risks related to this offering and information incorporated by reference herein.

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RISK FACTORS

Investing in our shares of common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, in addition to the other information included elsewhere in this prospectus, including the consolidated financial statements and the related notes incorporated by reference herein, before purchasing our shares of common stock. If any of the following risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our shares of common stock would likely decline and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to our Operations in Israel

Our headquarters and other significant operations are located in Israel and, therefore, our business, financial condition and results of operation may be adversely affected by political, economic and military instability in Israel.

Our offices and management team are located in Israel. Accordingly, our business and operations may be affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and Muslim based terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which from time to time have negatively affected business conditions in Israel.

On October 7, 2023, the Hamas organization launched a series of deadly terror attacks on civilian and military targets skirting the Gaza Strip in the southern part of Israel and fired rockets on many of the communities in southern and central Israel. Following the attack, Israel’s security cabinet declared war and commenced a military campaign in Gaza against Hamas. In addition, since the commencement of these events, there have been growing hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as various rebel militia groups in Syria and Iraq and the Houthi movement, which controls parts of Yemen. In addition, the Houthi movement launched attacks on commercial shipping in the Gulf of Aden and Red Sea, resulting in widespread rerouting of cargo ships and some shipping companies ceasing shipments to Israel. Israel has carried out a number of targeted strikes on sites belonging to these terror organizations and, in October 2024, Israel began ground operations against Hezbollah in Lebanon culminating in a ceasefire agreed to between Israel and Lebanon on November 27, 2024, the result of which is uncertain. In addition, following two direct attacks by Iran on Israel in 2024 involving hundreds of drones and missiles, the two countries fought a 12-day war in June 2025 that was triggered by large-scale preemptive Israeli airstrikes on Iranian nuclear and military sites. Iran retaliated with significant ballistic missile and drone attacks on Israel, leading to direct U.S. military intervention against Iranian nuclear sites before a U.S.-brokered ceasefire took effect.

The war has had significant economic, military and social consequences to Israel. To date the war has not had a material adverse effect on our business. While we have offices in Omer and Ramat Gan, Israel, neither of our sites is located near Israel’s relevant borders where the main impact of the war has been felt. Nevertheless, we have experienced some minor disruptions to our routine work, including some difficulties in traveling outside of Israel and occasional rocket fire on the municipalities where our offices are located, requiring our employees to take temporarily shelter for a few minutes at a time in on-site safe rooms. Pursuant to instructions from Israel’s Home Front Command, the Company’s offices were closed on certain days during the war with Iran. In addition, several of our executives and employees, including company officers such as our CEO, were called up to military reserve duty. As of the date of this prospectus, our CEO is subject to military reserve duty a few days a month. We have taken various measures to mitigate the effects of the war, including adopting work-from-home measures, increased employee overtime and third-party outsourcing where needed, and reviewing our business continuity plan. In addition, with the backdrop of the ongoing conflict, some of our clients and potential clients have not prioritized conducting transactions with us, and the war may have caused some delays in their finalizing purchase orders. We do not believe that such delays have had a material impact on our business.

In the case of material escalation of current conditions or the outbreak of a greater regional conflict, it is possible that there will be additional military reserve duty call-ups, which may negatively affect our business due to a shortage of skilled labor and loss of institutional knowledge. Were such an escalation to occur, the steps we have taken to mitigate the effects of the war may not be sufficient to prevent material adverse impacts our business, financial condition and results of operations.

It is currently not possible to predict the duration or severity of the ongoing war or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among other possible negative effects.

In addition, some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may do so if hostilities in Israel or political instability in the region continue or increase. In addition, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services. For example, Israeli defense companies were initially banned from participating in prestigious industry conferences in France during 2024; however, the bans were later overturned by French courts and did not impact our participation in such conferences . In addition, in January 2024 the International Court of Justice, or ICJ, issued an interim ruling in a case filed by South Africa against Israel alleging genocide amid and in connection with the war in Gaza, and ordered Israel to take measures to prevent genocidal acts, prevent and punish incitement to genocide, and take steps to provide basic services and humanitarian aid to civilians in Gaza, among others. On November 21, 2024, the International Criminal Court, or ICC, issued arrest warrants for Israeli Prime Minister Benjamin Netanyahu and former Israeli Minister of Defense Yoav Gallant based on allegations of war crimes including using starvation as a method of warfare, murder and other inhumane acts. Companies and businesses may terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ and ICC decisions. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as rulings by the ICJ, ICC and other international tribunals, may materially and adversely impact our business and supply chains.

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In the event that our facilities are damaged or our ongoing operations are disrupted as a result of hostile actions, our ability to deliver or provide products and services in a timely manner to meet our contractual obligations to customers and vendors could be materially and adversely affected. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business and could make it more difficult for us to raise capital. Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel, increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets and other changes in macroeconomic conditions. To date, the proposed changes to Israel’s judicial system have been substantially put on hold. If such changes are again pursued by the government and approved by the parliament, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if necessary.

Risks Related to this Offering

If our largest stockholder, Mr. Arkin, sells shares of common stock pursuant to this offering or otherwise, such sales could result in a change of control of the Company.

Mr. Arkin, our largest stockholder, is registering for resale under this offering approximately 20% of the common stock that he beneficially owns. As a result of this offering, these shares will be freely tradeable and no longer subject to resale restrictions under Rule 144. If he sells a significant portion of these or other shares of common stock following this offering, his beneficial ownership of our common stock could decline to the point where he no longer is able to likely control the outcome of any action requiring a stockholder vote and a third party that purchases such shares could acquire control of the Company, resulting in a change of control.

The number of shares of common stock that the Selling Stockholders can sell into the public markets pursuant to this prospectus is equal to a substantial portion of the Company’s public float. As a result, the resale of the shares of common stock pursuant to this prospectus could cause a significant decline in the trading price of the common stock.

We are registering for resale up to 2,144,583 shares of our common stock held by the Selling Stockholders. The Selling Stockholders will determine the timing, pricing and rate at which they sell such shares to the public following this offering. The number of shares of common stock that the Selling Stockholders may offer for resale pursuant to this prospectus represents approximately 13% of our outstanding shares of common stock. Given the substantial number of shares of common stock being registered in this offering, the resale by the Selling Shareholders of shares of common stock pursuant to this prospectus, or the perception in the market that the Selling Stockholders intend to sell their shares, may increase the volatility and/or cause a significant decline in the market price of the Company’s common stock.

Future resales of common stock may cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, including by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part. These sales, or the perception in the market that such sales can occur, could reduce the market price of our common stock and increase the volatility in the market price of our common stock. Further, the sale of a substantial portion of shares of our common stock could result in a change of control, which could impact the market price and liquidity of our common stock.

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USE OF PROCEEDS

All of the proceeds from the sale of any shares of common stock offered under this prospectus are for the account of the Selling Stockholders. Accordingly, we will not receive any proceeds from the sales of these securities.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock offered under this prospectus, whereas the Selling Stockholders will bear all brokerage commissions and similar selling expenses.

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DESCRIPTION OF CAPITAL STOCK

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our shares of common stock, par value $0.001. The following is a summary of some of the terms of our common stock based on our amended and restated articles of incorporation and our amended and restated bylaws. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our amended and restated articles of incorporation, our amended and restated bylaws as well as the Nevada Revised Statutes, or NRS, and any other documents referenced in the summary and from which the summary is derived.

Name of exchange on which registered

On February 11, 2025, our common stock began trading on the Nasdaq Capital Market under the symbol “ODYS”. Prior to such date, our common stock was quoted on the OTCQB under the same symbol, and, until February 13, 2024, was quoted on the OTCQB under the symbol “SCTC”.

Registration

Odysight.ai Inc. was incorporated on March 22, 2013 in the State of Nevada under the name Intellisense Solutions Inc.

Common Stock

We are authorized to issue up to a total of 300,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and the holders of common stock possess all voting power of our stockholders. Holders of common stock do not have cumulative voting rights.

Liquidation Rights

If any, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of shares of common stock are entitled to share equally and ratably in the assets of the Company to be distributed among the holders of outstanding shares of common stock.

Dividends

In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as our board of directors may from time to time determine. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the dividend.

Changing our Amended and Restated Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation may be amended or repealed in the manner prescribed by the NRS, and all rights conferred upon stockholders are granted subject to this reservation. Additionally, the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all the then outstanding shares of capital stock entitled to be voted at the meeting, present in person or represented by proxy, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles IV through XIII of our amended and restated articles of incorporation, and in addition to the affirmative vote of the holders of any class or series of the shares of capital stock required by law. Our amended and restated bylaws may be adopted, amended or repealed, and new bylaws made, by the board of directors, but our stockholders may make additional bylaws and may alter and repeal any bylaws, whether adopted by them or otherwise, by affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of the then outstanding shares of capital stock entitled to be voted at the meeting, present in person or represented by proxy.

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Board of Directors

Directors shall be divided into three classes. The initial first, second and third class directors shall serve terms of office expiring at the first, second and third annual meeting of stockholders following the initial classification of directors, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The board of directors is authorized to assign directors already in office to such classes as it may determine at the time the classification becomes effective.

In any election of directors, the persons (i) in contested elections receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected or (ii) in uncontested elections receiving a majority of the votes shall be deemed elected. The stockholders are expressly prohibited from cumulating their votes in any election of our directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Anti-Takeover Effects of Nevada Law and Our Amended and Restated Articles of Incorporation and Bylaws

General. Certain provisions of our amended and restated articles of incorporation and our amended and restated bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws and the applicable provisions of the NRS.

Advance Notice Requirements. Stockholders wishing to nominate or re-nominate persons for election to our board of directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in our amended and restated bylaws. Likewise, if our board of directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate or re-nominate persons for election to our board of directors at such special meeting must comply with certain advance notice and other requirements set forth in our amended and restated bylaws.

Special Meetings. Our amended and restated bylaws provide that special meetings of stockholders may only be called by the board of directors acting pursuant to a resolution approved by the affirmative vote by a majority of the directors then in office.

Board Vacancies. Any vacancy on our board of directors, howsoever resulting, may be filled by a majority vote of the directors then in office even if less than a quorum is present. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders, at which their successors are elected or appointed and the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal.

Removal of Directors. Our amended and restated bylaws provide that any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class. NRS 78.335 generally requires the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove an incumbent director.

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Nevada Anti-Takeover Statutes. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our amended and restated articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our amended and restated articles of incorporation include a provision electing that the Company be governed by these laws. These laws may have a chilling effect on certain transactions by for example discouraging companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such transactions may be in the interest of our stockholders, unless our amended and restated articles of incorporation or bylaws are amended to provide that these provisions generally do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares. However, at this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares at this time and will not until such time as these requirements have been met.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. Our amended and restated articles of incorporation include a provision electing that the Company not be governed by these laws.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

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Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent and registrar’s address is 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093. The transfer agent’s telephone number is (469) 633-0101.

Shares Eligible for Future Sale

Rule 144

●	Pursuant to Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

●	Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of total shares outstanding and the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a Rule 144 notice with respect to such sale.

These provisions are, in each case, dependent on the Company being subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 144(i)(1) also prohibits reliance on the rule for sales of restricted stock and any stock held by affiliates of the issuing company into the public market if the issuing company is now or at any time previously has been a “shell company”, unless the requirements of Rule 144(i)(2) are satisfied. Our Company had been a shell company prior to December 30, 2019, and we satisfied the requirements of Rule 144(i)(2).

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SELLING STOCKHOLDERS

Beneficial Ownership and Other Information

We are registering the resale of up 2,144,583 outstanding shares of common stock which are held by the Selling Stockholders as a result of a private placement equity financing by Odysight.ai in July 2024.

In this prospectus, the term “Selling Stockholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the shares of common stock covered by this prospectus after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The registration of the resale of the shares of common stock covered by this prospectus does not necessarily mean that the Selling Stockholders will acquire (if not already held by them) or resell any or all of those shares.

The information in the table below is based upon information provided by the Selling Stockholders. The percentage of common stock owned by each of the Selling Stockholders is based on 16,332,910 shares of common stock outstanding as of September 25, 2025. To the best of our knowledge, the Selling Stockholders do not have an agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock at the time that they entered into the equity financing agreement under which they have been issued or may be issued such shares.

Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500.

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Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After this Offering (2)
	Shares	Percentage		Shares	Percentage
M. Arkin (1999) Ltd (3)	3,202,947	19.3%	656,250	2,546,697	15.4%
The Phoenix Insurance (4)	566,681	3.4%	15,625	551,056	3.3%
Shutfut Menayot Israel Phoenix Amitim (5)	3,211,197	18.1%	88,542	3,122,655	17.6%
Kranot Hishtalmut Le Morim Tichoniim Morey Seminarim Ve Mefakhim Hevra Menahelet Ltd. on behalf of Keren Hishtalmut Le Morim Tichoniim Maslul Ragil (6)	180,000	1.1%	180,000	-	-
Kranot Hishtalmut Le Morim Tichoniim Morey Seminarim Ve Mefakhim Hevra Menahelet Ltd. on behalf of Keren Hishtalmut Le Morim Tichoniim Maslul Mekuzar (7)	16,000	* %	16,000	-	-
Kranot Hishtalmut Le Morim Ve Gananot Hevra Menahelet Ltd. on behalf of Keren Hishtalmut Le Morim Ve Gananot Maslul Ragil (8)	896,540	5.4%	300,000	596,540	3.6%
Kranot Hishtalmut Le Morim Ve Gananot Hevra Menahelet Ltd. on behalf of Keren Hishtalmut Le Morim Ve Gananot Maslul Mekuzar (9)	39,934	* %	13,000	26,934	*	%
hcsra Best Invest (10)	242,000	1.5%	78,000	164,000	1.0%
Amatrin Limited Partnership (11)	103,728	* %	42,000	61,728	*	%
Neopharm Investments 1966 Ltd (12)	619,961	3.8%	208,333	411,628	2.5%
Creative Value Capital (13)	90,000	* %	85,000	5,000	*	%
Charles A. Gainsford (14)	108,333	* %	83,333	25,000	*	%
Bar-Avigdor Ltd. (15)	285,602	1.7%	210,000	75,602	*	%
Oz Fund LP (16)	40,000	* %	21,000	19,000	*	%
Tal Penner (17)	218,163	1.3%	85,000	133,163	*	%
Orcom Strategies Ltd. (18)	62,500	* %	62,500	-	-

*	Less than 1%.

(1)	The percentage of shares of common stock owned is based on 16,332,910 shares of common stock outstanding as of September 25, 2025.

(2)	We have assumed for purposes of the above table that all shares of common stock being registered for resale hereunder are sold by the relevant Selling Stockholders. There is no guarantee that any of those shares will actually be sold by the Selling Stockholders.

(3)	Based upon information contained in a Schedule 13G filed on March 6, 2025 by Mr. Arkin to report holdings as of February 10, 2025. The securities included herein are held by M. Arkin (1999) Ltd., a company wholly-owned by Mr. Arkin, as follows: (a) 2,959,143 shares of common stock, (b) options to acquire 21,581 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 25, 2025 and (c) warrants to acquire 222,223 shares of common stock that are current exercisable. The address of M. Arkin (1999) Ltd. is 11 Hamenofim Street, Building B, 9th Floor, Herzliya Pituach 46724, Israel

(4)	Based in part on information contained in a Schedule 13G filed on June 5, 2025 by Phoenix Financial Ltd. to report holdings as of March 31, 2025. The securities reported herein include 243,028 warrants to purchase shares of common stock that are currently exercisable. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(5)	Based in part on information contained in a Schedule 13G filed on June 5, 2025 by Phoenix Financial Ltd. to report holdings as of March 31, 2025. The securities reported herein include 1,377,161 warrants to purchase shares of common stock that are currently exercisable. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(6)	Based on information provided to or available to us. The business address is 8 Sderot Sha’ul HaMelech St., Tel Aviv 64733, Israel.

(7)	Based on information provided to or available to us. The business address is 8 Sderot Sha’ul HaMelech St., Tel Aviv 64733, Israel.

(8)	Based on information provided to or available to us. The securities reported herein include 298,270 warrants to purchase shares of common stock that are currently exercisable. The business address is 8 Sderot Sha’ul HaMelech St., Tel Aviv 64733, Israel.

(9)	Based on information provided to or available to us. The securities reported herein include 13,467 warrants to purchase shares of common stock that are currently exercisable. The business address is 8 Sderot Sha’ul HaMelech St., Tel Aviv 64733, Israel.

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(10)	Based on information provided to or available to us. The business address is 2 Ben Gurion Street, Ramat Gan, Israel.

(11)	Based on information provided to or available to us. The business address of the Amatrin Limited Partnership is 9 Ehad Ha’am St., Tel-Aviv 6525101, Israel.

(12)	Based on information provided to or available to us. The securities reported herein include 61,729 warrants to purchase shares of common stock that are currently exercisable. The business address of Neopharm Investments 1966 Ltd is 6 Hashiloach St., Petach-Tikva 49170, Israel.

(13)	Based on information provided to or available to us. The business address of Creative Value Capital is 17 Nisim Aloni Street, Tel Aviv 6291938, Israel.

(14)	Based on information provided to or available to us.

(15)	Based on information provided to or available to us. The business address of Bar-Avigdor Ltd. is 2 Ben Gurion, Ramat Gan, Israel.

(16)	Based on information provided to or available to us. The business address of Oz Fund LP is Haseora 20-B, Binyamina 3056010, Israel.

(17)	Based on information provided to or available to us.

(18)	Based on information provided to or available to us. The business address of Orcom Strategies Ltd is Ahad Ha’Am St. 9, Tel Aviv, Israel.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the third anniversary of the closing of the 2023 Private Placement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A.

EXPERTS

The financial statements of Odysight.ai Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 26, 2025;

●	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 15, 2025 and August 13, 2025, respectively;

●	the Company’s Current Reports on Form 8-K (other than the information furnished pursuant to Item 2.02 or 7.01 thereof or related exhibits furnished pursuant to Item 9.01 thereof) filed with the SEC on January 27, 2025, February 11, 2025, February 18, 2025, March 14, 2025, and July 29, 2025, ; and

●	the description of our shares of common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 26, 2025, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Secretary, Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://www.odysight.ai/. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information in respect of our Company and the securities offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at http://www.sec.gov.

You may also obtain information about us by visiting our website at https://www.odysight.ai/. Information contained in our website is not part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

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